UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2019

BIOSPECIFICS TECHNOLOGIES CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-34236	11-3054851
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

35 Wilbur Street Lynbrook, NY	11563
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 516.593.7000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Introductory Comment

Throughout this Current Report on Form 8-K, the terms “we,” “us,” “our” and “Company” refer to BioSpecifics Technologies Corp.

Item 1.01.	Entry into a Material Definitive Agreement.

On February 26, 2019, the Company and Endo Global Ventures, a Bermuda unlimited liability company (“Endo Global Ventures”) entered into the Second Amendment to Second Amended and Restated Development and License Agreement (the “Second Amendment”) to amend certain provisions of the Second Amended and Restated Development and License Agreement, by and between the Company and Auxilium Pharmaceuticals, Inc. (“Auxilium”), dated as of August 31, 2011 (the “License Agreement”), which was filed with the Securities and Exchange Commission (the “SEC”) on September 1, 2011 as Exhibit 10.1 to a Current Report on Form 8-K. Auxilium subsequently assigned the License Agreement to Auxilium Bermuda ULC. Endo International plc (“Endo”) acquired Auxilium on January 29, 2015, and changed the name of Auxilium Bermuda ULC, now an affiliate of Endo, to Endo Global Ventures.

The Second Amendment has an effective date of January 1, 2019. Pursuant to the terms of the Second Amendment, the Company has consented to the assignment of the License Agreement by Endo Global Ventures to Endo Global Aesthetics Limited, an Irish private company and an affiliate of Endo Global Ventures that is indirectly wholly-owned by Endo. In addition, the Second Amendment amends certain provisions of the License Agreement to require Endo to provide timely estimates of royalties to assist the Company in complying with its financial reporting obligations.

The foregoing is a summary description of certain terms of the Second Amendment and, therefore, does not purport to be complete. This description is qualified in its entirety by the text of the Second Amendment, which is attached as Exhibit 10.1 to this Current Report on Form 8-K. All readers are encouraged to read the entire text of the Second Amendment.

Item 9.01.	Financial Statements and Exhibits.

(d)

Exhibit No.	Description
10.1	Second Amendment to Second Amended and Restated Development License Agreement, dated February 26, 2019, by and between the Company and Endo Global Ventures.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 28, 2019

Biospecifics Technologies Corp.

By:	/s/ Carl A. Valenstein
Name: Carl A. Valenstein
Title: Corporate Secretary